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                                                                       EXHIBIT 3

                          FINANCIAL ADVISORY AGREEMENT

This Financial Advisory Agreement (the "Agreement") is made June 30, 2000, by and between RODGER O. RINEY (the "Client"), and SANDERS MORRIS HARRIS INC. (the "Advisor").

1. Engagement of Advisor. The Client hereby engages the Advisor, and the Advisor hereby agrees, to advise, consult with, and assist the Client in the identification, structuring, negotiation and/or consummation of one or more prospective financing, strategic partnership, stock or asset purchase or sale transactions involving any of the companies listed on Exhibit A hereto (singly, a "Candidate"), as such list may be appended from time to time by mutual agreement of the Client and the Advisor.

2. Compensation. As compensation for services rendered to the Client under this Agreement, the Client shall pay to the Advisor the following compensation:

2.1 The Client agrees to pay to the Advisor a fee for any transaction involving the Client and a Candidate (whether in the form of an asset purchase or sale, a stock purchase or sale, or a merger, consolidation or any other business combination transaction, and regardless of whether the consideration is paid by the Client or the other party to the transaction) which is consummated during the term of this Agreement or within one year thereafter. The fee payable to the Advisor for any such transaction shall be as follows:

         In the event the Client consummates an acquisition, business combination, or other transaction involving the Client and a Candidate, then the Client shall pay to the Advisor a fee with respect to such transaction equal to a percentage amount of the Purchase Price (as defined below) paid in the transaction, which percentage amount shall be the sum of 5% of the first $1 million or portion thereof of the Purchase Price, 4% of the next $1 million or portion thereof of the Purchase Price, 3% of the next $1 million or portion thereof of the Purchase Price, 2% of the next $1 million or portion thereof of the Purchase Price, and 1% of the next $1 million or the balance of the Purchase Price; however, in no case will the aggregate fee be less than $150,000 unless mutually agreed by the parties. Any fee payable to the Advisor shall be payable in cash at the closing of the transaction unless otherwise agreed. As used herein, "Purchase Price" shall include
         (i) cash paid to sellers, (ii) the fair market value of any securities issued to sellers, (iii) the fair market value of any other property transferred to sellers in connection with the acquisition, (iv) balance sheet indebtedness assumed by the Client in connection with the acquisition and (v) cash or the fair market value of property paid by the Client to any officers, directors, employees or affiliates of seller as consideration for any covenant not to compete or similar agreement related to the transaction. In the event the Client agrees to pay any contingent consideration in connection with such transaction (such as, for example, consideration payable upon the fulfillment of some condition or event which may or may not occur in the future), then such contingent consideration shall be included in the Purchase Price, and the Advisor shall be paid its fee with respect to that contingent consideration as and when it is paid by the Client.
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Any fee payable to the Advisor under this section 2.1 will be due and payable in cash at the closing of the transaction and shall be payable directly to the Advisor; provided, however, that the Advisor shall not be entitled to any fee under this section 2.1 unless the closing of the transaction occurs not later than one year after termination of this Agreement. If the Client desires to engage the Advisor to furnish any opinion as to the financial aspects of any transaction (e.g., a fairness opinion), such engagement shall be in addition to the services contemplated hereunder and shall be under separate agreement containing terms and provisions, including the terms of compensation, to be mutually agreed upon.

2.2 The Client agrees to pay, or reimburse the Advisor for, all reasonable out of pocket costs and expenses incurred by the Advisor in performing its obligations under this Agreement, which costs and expenses shall include, but not be limited to, travel expenses, expenses incurred in performing due diligence in connection with transactions, legal expenses, and all other expenses reasonably incurred by the Advisor in performing its obligations under this Agreement; provided however, that the Advisor shall obtain the prior approval of the Client for any expenditure in excess of $1,500, which approval shall not be unreasonably withheld. In seeking reimbursement for expenses, the Advisor shall provide to the Client a written statement or statements detailing expenses for which reimbursement is sought and, upon request by the Client, shall provide copies of invoices and other documentation supporting such expenses. Reimbursable expenses shall be payable by the Client within 10 days of receipt by the Client of such written statement or, if requested by the Client, copies of supporting documentation.

3. Term of Agreement. This Agreement shall terminate six months after the date hereof. Upon termination of this Agreement, neither party shall have any further rights or obligations to the other, except that (i) the Client shall be obligated to pay fees relating to transactions closed within one year from the date of termination if such transaction is specified herein, (ii) the Client shall be obligated to reimburse those expenses specified under section 2.2 hereof incurred by the Advisor during the period prior to termination of this Agreement, and (iii) the Advisor and the Client shall continue to be bound by the provisions of sections 5 and 6 hereof.

4. Nonexclusivity. The Client recognizes that the Advisor is in the business of advising and consulting with other businesses, some of which businesses may be in competition with the Client. The Client acknowledges and agrees that the Advisor may advise and consult with other businesses, including those in competition with the Client, and shall not be required to devote its full time and resources to performing services on behalf of the Client under this Agreement or to introducing potential acquisitions or financing transactions to the Client. The Advisor shall only be required to expend such time and resources as are reasonably appropriate to advise and assist the Client as provided herein.




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5. Confidentiality. Except for information which becomes generally available to the public other than as a result of disclosure by the Advisor in violation of this Agreement, or which was obtained by the Advisor from a person that was not subject to any confidentiality agreement with the Client, the Advisor agrees that all information provided by the Client to it will be used solely by the Advisor, its officers, directors, employees and agents for the purposes of providing services to the Client pursuant to this Agreement and that, except as required by law, such information will not be disclosed to any person for any other reason. The Advisor agrees to return all copies of non-public information provided to it hereunder upon completion of the engagement.

6. Indemnification. The Client agrees to indemnify and hold harmless the Advisor and its affiliates, agents, and advisors, and their respective directors, officers, employees, agents and controlling persons (each such person is hereinafter referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities and expenses whatsoever, joint or several, to which any such Indemnified Party may become subject under any applicable federal or state law of the United States of America or otherwise, caused by, relating to or arising out of the engagement evidenced hereby. The Client will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred by an Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not resulting in liability; provided, however, that at the time of such reimbursement the Indemnified Party shall have entered into an agreement with the Client whereby the Indemnified Party agrees to repay all such reimbursed amounts if it is determined in a final judgement by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnity from the Client. Notwithstanding the foregoing, the Client shall not be liable to any Indemnified Party under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense results directly from any such Indemnified Party's willful misconduct or gross negligence.

If for any reason (other than a final non-appealable judgement finding any Indemnified Party liable for any loss, claim, damage, liability or expense for its gross negligence or willful misconduct) the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the other party shall contribute to the amount paid or payable by an Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnified Party on the one hand and the other party on the other, but also the relative fault by each party as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of all Indemnified Parties to all such losses, claims, damages, liabilities or expenses exceed the amount of fees actually received and retained by the Advisor hereunder.

7. Relationship of Parties. The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause the Advisor to be partners, agents or fiduciaries of, or joint venturers with, the Client or with each other.




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8. Notices. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally, on the first business day following the date of actual receipt if delivered by telecopier, telex or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the Advisor and to the Client at the addresses set forth below, or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose.

                           Advisor: SANDERS MORRIS HARRIS INC.
                                    3100 Chase Tower
                                    Houston, Texas 77002
                                    Attn:  Ben T. Morris, President
                                    Telecopy no. (713) 250-4294

                           Client:  RODGER O. RINEY
                                    c/o Scottrade Securities, Inc.
                                    12855 Flushing Meadow Drive
                                    St. Louis, MO  63131
                                    Telecopy no. (314) 965-7835

9. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, except for its conflicts of law principles.

11. Entire Agreement, Waiver. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements relating to the subject matter hereof. This Agreement may not be amended or modified in any way except by subsequent agreement executed in writing. Either the Client or the Advisor may waive in writing any term, condition, or requirement under this Agreement which is intended for its own benefit, and written waiver of any breach of such term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.




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SANDERS MORRIS HARRIS INC.



/s/ Bruce R. McMaken
---------------------------------
BY:    Bruce R. McMaken
       Senior Vice President


RODGER O. RINEY



/s/ Rodger O. Riney
---------------------------------
BY:    Rodger O. Riney



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                                    EXHIBIT A
                               List of Candidates


Computer Research, Inc.